UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2007

UNIVERSAL HEALTH REALTY INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-9321	23-6858580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 265-0688

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2007, the Board of Trustees of Universal Health Realty Income Trust approved and adopted the Universal Health Realty Income Trust 2007 Restricted Stock Plan (the “2007 Plan”), subject to approval of our shareholders. 75,000 shares have been authorized under the 2007 Plan. Awards made under the 2007 Plan will take the form of restricted shares, whereby, under a restricted share award, we will issue shares of beneficial interest in the name of the participant subject to specified transfer restrictions and vesting conditions.

Vesting of restricted shares issued under the 2007 Plan will be based upon continuing service, performance and/or other conditions as the Compensation Committee shall determine. The Compensation Committee may make performance-based awards designed to qualify for a performance-based compensation exemption from the executive compensation deduction limitations of Section 162(m) of the U.S. Internal Revenue Code. Our executive officers, Trustees, employees, other personnel and consultants are eligible to participate in the 2007 Plan.

This summary of the 2007 Plan is qualified in its entirety by reference to the full text of the 2007 Plan, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Also on April 24, 2007, the Board of Trustees of Universal Health Realty Income Trust approved the termination of the Universal Health Realty Income Trust’s Share Compensation Plan for Outside Trustees. This plan was adopted in 1991. No shares were issued under this plan since its inception.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Universal Health Realty Income Trust 2007 Restricted Stock Plan

10.2	Form of Restricted Share Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH REALTY INCOME TRUST

Date: April 27, 2007	By:	/s/ Alan B. Miller
	Name:	Alan B. Miller
	Title:	Chairman of the Board, Chief Executive Officer and President

	By:	/s/ Charles F. Boyle
	Name:	Charles F. Boyle
	Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit
10.1	Universal Health Realty Income Trust 2007 Restricted Stock Plan

10.2	Form of Restricted Share Agreement